Exhibit 8.1

[Letterhead of Hand Arendall, L.L.C.]

July 27, 2007

BancTrust Financial Group, Inc.

P. O. Box 3067

Mobile, Alabama 36652

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701-1608

Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) of BancTrust Financial Group, Inc. and The Peoples BancTrust Company, Inc., both Alabama corporations, relating to the proposed merger of The Peoples BancTrust Company, Inc. with and into BancTrust Financial Group, Inc., with BancTrust Financial Group, Inc. surviving the merger.

We have participated in the preparation of the discussion set forth in the section entitled “Material Federal Income Tax Consequences” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours very truly,

/s/ HAND ARENDALL, L.L.C.